SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):          October 28, 2002

NEXTCARD, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-26019 (Commission File Number)	68-0384-606 (I.R.S. Employer Identification No.)

595 Market Street, Suite 1800, San Francisco, California 94105
(Address of Principal Executive Offices) (Zip Code)

(415) 836-9700
(Registrant’s Telephone Number, Including Area Code)

ITEM 3. BANKRUPTCY OR RECEIVERSHIP
ITEM 5. OTHER EVENTS
SIGNATURES

ITEM 3. BANKRUPTCY OR RECEIVERSHIP

On November 14, 2002, Registrant filed a voluntary petition for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), case number 02-13376. Registrant continues to maintain its assets, operate its business and manage its affairs as a debtor-in-possession under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code.

ITEM 5. OTHER EVENTS

On October 28, 2002, Safi Qureshey, a director of the Registrant, resigned from the Board of Directors, effective immediately.

On October 30, 2002, Jack M. Antonini, a director of the Registrant, resigned from the Board of Directors, effective immediately.

On October 31, 2002, the Restated and Amended Service Agreement between the Registrant and the Federal Deposit Insurance Corporation terminated. Although the Registrant will have the right, until January 28, 2003, to submit for reimbursement expenses that have been paid or accrued by the Registrant through October 31, 2002, the Registrant will no longer receive reimbursement for its expenses on a going-forward basis.

On October 31, 2002, the Registrant terminated 18 persons. As of the date of this filing, the Registrant has 19 remaining employees.

Registrant intends to request that the staff of the Securities and Exchange Commission (the “SEC”) not recommend enforcement action against Registrant if Registrant follows certain modified reporting procedures in lieu of filing the regular periodic reports specified under Section 13(a) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.

If the SEC grants Registrant its no action request, then Registrant will not file a Form 10-Q for the fiscal quarter ended September 30, 2002 or any subsequent quarter during the pendency of its bankruptcy case. However, Registrant will file with the SEC on a quarterly basis Registrant’s monthly reports filed with the Bankruptcy Court. If the SEC does not grant Registrant its request, then Registrant will endeavor to file a Form 10-Q for the fiscal quarter ended September 30, 2002 within a reasonable period of time, taking into account the limited human and financial resources available to Registrant. However, to date Registrant has not completed the closing of its books for the fiscal quarter ended September 30, 2002 and has been dedicating management time almost entirely to preparing its bankruptcy filing and the reorganization of its business. Registrant expects that completing an independent review of its financial statements at this time will be time consuming, due to, among other things, its limited human and financial resources.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                NEXTCARD, INC.
                                (Registrant)

Date: November 14, 2002	/s/ Robert Linderman Robert Linderman General Counsel & Secretary

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